                                                                    Exhibit 14.2


                            NATIONAL CITY CORPORATION
                            SENIOR FINANCIAL OFFICERS
                                 CODE OF ETHICS


GENERAL PHILOSOPHY

The chief executive officer, the chief financial officer, the principal accounting officer, the internal auditor and other senior financial officers performing accounting, auditing, financial management or similar functions (collectively "Senior Financial Officers") are responsible for the integrity of National City's financial reporting and system of internal accounting and controls. The honesty, integrity and sound judgment of each Senior Financial Officer is fundamental to the reputation and success of National City. While all employees, officers, and directors are required to adhere to the National City Corporation Code of Ethics, the professional and ethical conduct of Senior Financial Officers is essential to the proper function and success of National City as a leading financial services provider.


SENIOR FINANCIAL OFFICERS CODE OF ETHICS

To the best of their knowledge and ability, each Senior Financial Officer of National City must:

      - Act with honesty and integrity, avoid actual or apparent conflicts of interest in personal and professional relationships.

      - Provide colleagues with information that is accurate, complete, objective, relevant, timely and understandable.

      - Comply with applicable laws, rules and regulations of federal, state, and local governments (both United States and foreign) and other appropriate private and public regulatory agencies.

      - Act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

      - Respect the confidentiality of information acquired in the course of employment.

      - Share knowledge and maintain skills necessary and relevant to National City's needs.

                                                                    Exhibit 14.2


      - Proactively promote ethical and honest behavior within the National City environment.

      - Assure responsible use of and control of all assets, resources and information of National City.


Each Senior Financial Officer is expected to adhere to both the National City Corporation Code of Ethics and the Code of Ethics for Senior Financial Officers at all times. The board of directors shall have the sole and absolute authority to approve any deviation or waiver from the Code of Ethics for Senior Financial Officers. Any waiver and the grounds for such waiver for a Senior Financial Officer shall be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K. Additionally, any change of this Code of Ethics for Senior Financial Officers shall be promptly disclosed to stockholders.